State of Delaware
Secretary of State
Division of Corporations
Delivered 12:54 PM 08/01/2013
FILED 12:54 PM 08/01/2013
SRV 130944507 - 4007049 FILE

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
ZENITECH CORPORATION

(Pursuant to Section 242 of
the Delaware General Corporation Law)

Zenitech Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "DGCL"), does hereby certify that:

1. The Board of Directors of the Corporation duly adopted resolutions setting forth amendments to the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), by unanimous written consent in lieu of a meeting and by consent of owner of a majority of the outstanding shares of common stock of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article I, so that, as amended, said Article shall be and read as follows:

"The name of the Corporation is China Tianfeihong Wine Inc."

RESOLVED, that the Certificate of Incorporation of this corporation be amended by inserting the following paragraph at the end of Article IV, so that, as amended, said Article shall be and read as follows:

"(C) Effective as of 4:30 p.m. Eastern Standard Time on August 9, 2013 (the "Effective Time"), each six common shares of the Corporation issued and outstanding or held as treasury shares at the Effective Time (the "Old Common Shares"), without any action on the part of the holder thereof, shall automatically be converted into one common share (the "Reverse Split"). No fractional shares will be issued for any fractional share interested created by the Reverse Split. The Corporation's authorized common shares, each having a par value of $0.0001 per share, shall be increased to $0.0006 per share."

2. That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

3. This Certificate of Amendment shall become effective on August 9, 2013.

Executed on this 1st day of August, 2013.

ZENITECH CORPORATION

By: /s/
Zhiliang Fang
Chief Executive Officer